                                                                                                              EXHIBIT 11
BANC ONE CORPORATION and Subsidiaries
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
($thousands, except per share amounts)

                                                                 Three months ended               Six months ended
                                                                      June 30,                        June 30,
                                                               ---------------------------------------------------------
                                                               1995           1994             1995           1994
                                                               ---------------------------------------------------------
PRIMARY:
     Earnings:
          Net income                                            $307,482       $330,570         $610,000        $657,520
          Deduct:  Dividends on preferred shares                   4,373          4,373            8,746           8,746
                                                                   -----          -----            -----           -----
          Net income available to common shareholders           $303,109       $326,197         $601,254        $648,774
                                                                ========       ========         ========        ========
     Shares:
          Weighted average common shares outstanding             393,397        407,286          394,253         406,745
          Add:  Dilutive effect of outstanding options,
               as determined by the application of the
               treasury stock method                               1,343          1,222            1,142           1,239
                                                                   -----          -----            -----           -----

          Weighted average common shares outstanding,
               as adjusted                                       394,740        408,508          395,395         407,984
                                                                 =======        =======          =======         =======
PRIMARY EARNINGS PER COMMON SHARE                                  $0.77          $0.80            $1.52           $1.59
                                                                   =====          =====            =====           =====
FULLY DILUTED:
     Earnings:
          Net income                                            $307,482       $330,570         $610,000        $657,520
                                                                ========       ========         ========        ========
     Shares:
          Weighted average common shares outstanding             393,397        407,286          394,253         406,745
          Add:  Dilutive effect of outstanding options,
               as determined by the application of the
               treasury stock method                               1,379          1,292            1,325           1,275
          Add: Conversion of preferred stock                       8,764          8,765            8,764           8,765
                                                                   -----          -----            -----           -----
     Weighted average common shares outstanding, as
          adjusted                                               403,540        417,343          404,342         416,785
                                                                 =======        =======          =======         =======
FULLY DILUTED EARNINGS PER COMMON SHARE                            $0.76          $0.79            $1.51           $1.58
                                                                   =====          =====            =====           =====


                                      26